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                                                                     EXHIBIT 4.4

                AMENDMENT TO OCTOBER 24, 1996 WARRANT AGREEMENT


     This AMENDMENT (this "Amendment") is an amendment to that certain Warrant Agreement, dated as of October 24, 1996 (the "Original Agreement"), by and among Interactive Flight Technologies, Inc. (the "Company"), American Stock Transfer & Trust Company, as Warrant Agent (the "Warrant Agent"), and D.H. Blair Investment Banking Corp. ("Blair"). Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Original Agreement.


                                R E C I T A L S:

     WHEREAS, the Original Agreement governs the terms of a portion of the Company's outstanding Class B Warrants; and

     WHEREAS, the Company intends to effectuate an exercise offer (the "Exercise Offer"), pursuant to which the Company, until __________, 1996, the expiration date of the Exercise Offer (the "Expiration Date"), will reduce the exercise price of the Class B Warrants from $9.75 to $7.50; and

     WHEREAS, the Company, the Warrant Agent and Blair desire to enter into this Amendment in order to amend the Original Agreement as required in order for the Company to effectuate the Exercise Offer.

     NOW, THEREFORE, in consideration of the premises and the mutual agreements hereinafter set forth, the parties hereto hereby amend the Original Agreement as follows:

     SECTION 1.  Amendment to Exercise Price of Class A Warrants.  During the
                 -----------------------------------------------
Exercise Offer, the Purchase Price of the Class B Warrants shall be $7.50, which Purchase Price shall be re-set to $9.75 from and after the Expiration Date.

     SECTION 2.  Amendment to Securities Underlying Class A Warrants.  During
                 ---------------------------------------------------
the Exercise Offer, each Class A Warrant will entitle the Registered Holder thereof to purchase one (1) share of Class A Common Stock.

     SECTION 3.  Amendment to Terms of Exercise.  During the Exercise Offer,
                 ------------------------------
Section 4(a) of the Original Agreement shall be amended in its entirety, so that any Registered Holder desiring to exercise his Class B Warrants during the Exercise Offer shall only be entitled to do so in accordance with the terms of the Exercise Offer, as set forth in the Letter of Transmittal attached as Exhibit A hereto and as set forth in the Exercise Offer/Prospectus attached as
---------
Exhibit B hereto.
---------

     SECTION 4.  No Other Modifications.  Except as specifically provided in
                 ----------------------
this Amendment and as otherwise necessary to make the terms of the Original Agreement

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consistent with the amendments thereto effected hereby, the Original Agreement shall not be changed in any respect and shall continue in full force and effect in accordance with its terms (other than as modified hereby).


     SECTION 5.  Counterparts.  This Amendment may be executed in several
                 ------------
counterparts, which taken together shall constitute a single document.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of November __, 1996.


                               INTERACTIVE FLIGHT TECHNOLOGIES, INC.


                               By:________________________________________
                                  Michail Itkis, Chief Executive Officer



                               AMERICAN STOCK TRANSFER & TRUST COMPANY


                               By:________________________________________
                                  Authorized Officer



                               D.H. BLAIR INVESTMENT BANKING CORP.


                               By:_______________________________________
                                  Authorized Officer

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